Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-168013 on Form S-11 of our report dated March 17, 2010 (November 29, 2010 as to Note 13), relating to the consolidated financial statements and financial statement schedules of Cornerstone Healthcare Plus REIT, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the retrospective adjustments related to the adoption of a new accounting provision with respect to noncontrolling interests and retrospective presentation of reportable segments for a change in the composition of reportable segments), appearing in the Current Report on Form 8-K of Cornerstone Healthcare Plus REIT, Inc. filed with the U.S. Securities and Exchange Commission on November 29, 2010 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

January 27, 2011